EXHIBIT 10.3

PIER 1 IMPORTS, INC.

SUPPLEMENTAL RETIREMENT PLAN

Effective September 28, 1995
Restated as of December 5, 2002

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PIER 1 IMPORTS, INC.

SUPPLEMENTAL RETIREMENT PLAN

ARTICLE I — PURPOSE

     The purpose of this Supplemental Retirement Plan (hereinafter referred to as the “Plan”) is to provide supplemental retirement benefits for a select group of management or highly compensated employees of Pier 1 imports, Inc. It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing such individuals with these benefits. This Plan was originally effective as of September 28, 1995. This restatement of the Plan is effective as of December 5, 2002. This restatement of the Plan shall only apply with respect to Participants who are actively employed by the Employer after December 5, 2002. The prior provisions of the Plan will continue to apply with respect to Participants who terminated employment with the Employer prior to December 5, 2002.

ARTICLE II — DEFINITIONS

     For the purposes of this Plan, the following terms shall have the meanings indicated unless the context clearly indicates otherwise:

2.1 Actuarial Equivalent

     “Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment based on the mortality table prescribed by the Secretary of the Treasury or his delegate in accordance with Internal Revenue Code Section 412(l)(7)(C)(ii), and an interest rate equal to the twenty-four (24) month rolling average of the Pension Benefit Guaranty Corporation interest rate for immediate annuities, as published in Appendix B to Part 2619 of Title 29 of the Code of Federal Regulations, or any successor or replacement rate (the “PBGC rate”), using the current rate as of the beginning of the month in which the calculation is made and the twenty-three (23) previous months.

2.2 Beneficiary

     “Beneficiary” means the person, persons or entity entitled under Article V to receive Plan benefits after a Participant’s death.

2.3 Board

     “Board” means the Board of Directors of Pier 1 Imports, Inc.

2.4 Cause

     “Cause” means that the Participant:

          (a) Misappropriated, stolen or embezzled funds of the Employer; or

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          (b) Committed an act of deceit, fraud, or willful misconduct or otherwise acted in bad faith, adverse to the best interests of the Employer.

2.5 Change of Control of the Employer

     “Change of Control of the Employer” shall be deemed to have occurred if:

          (a) Any “person” as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the “Act”)) becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Act) of securities of Pier 1, representing 35% or more of the voting power of the outstanding securities of Pier 1 having the right under ordinary circumstances to vote at an election of the Board of Directors of Pier 1; or

          (b) There shall occur a change in the composition of a majority of the Board of Directors within a two (2) year period which change shall not have been affirmatively approved by a majority of the Board of Directors as constituted immediately prior to the commencement of such period; or

          (c) At any meeting of the stockholders of Employer called for the purpose of electing directors, a majority of persons nominated by the Board of Directors for election as directors shall fail to be elected.

2.6 Committee

     “Committee” means the Employees Retirement Plan Committee appointed to administer the Employees Retirement Plan for the employees of Pier 1 Imports, Inc. or any successor tax-qualified retirement plan, or any other Committee chosen by the Board.

2.7 Compensation

     “Compensation” for a calendar year means the sum of (i) the rate at which salary is being paid to a Participant as of the last day of that calendar year, (ii) any bonuses actually paid to a Participant during that calendar year excluding bonuses that were first payable during and deferred from a previous calendar year and (iii) any bonuses that were payable to a Participant during that calendar year which were deferred for payment to a subsequent year.

2.8 Early Retirement Date

     “Early Retirement Date” means the first day of the month coincidental with or next following the date on which a Participant terminates employment with Employer, if such termination date occurs on or after such Participant’s attainment of age fifty-five (55) and completion of ten (10) Years of Plan Participation.

2.9 Employer

     “Employer” means any of Pier 1, its subsidiaries, including a business trust directly or indirectly wholly owned by Pier 1 and their respective successors.

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2.10 Good Reason

     “Good Reason” means, without the written consent of the Participant:

          (a) A reduction in the Participant’s base salary or a reduction in the Participant’s benefits received from the Employer (other than in connection with an across-the-board reduction in salaries and/or benefits for similarly situated employees of the Employer or pursuant to the Employer’s standard retirement policy), in each case as in effect immediately prior to a Change of Control; or

          (b) The relocation of the Participant’s full-time office to a location greater than fifty (50) miles from the Employer’s current corporate office; or

          (c) A reduction in the Participant’s corporate title as in effect immediately prior to a Change of Control; or

          (d) The failure by the Employer to obtain the assumption of this agreement by any successor as contemplated in this Plan

2.11 Highest Average Compensation

     “Highest Average Compensation” means the sum of the Participant’s Compensation for his highest paid three (3) full calendar years of employment with Employer prior to termination of employment (whether or not such years are consecutive) divided by three (3); provided, however, that if the Participant has been employed for less than three (3) full calendar years, the “Highest Average Compensation” shall be determined by using the sum of the Participant’s Compensation for his number of completed months of employment divided by the number of his actual completed months of employment multiplied by twelve (12).

2.12 Normal Retirement Date

     “Normal Retirement Date” means the first day of the month coincidental with or next following the date on which a Participant terminates employment with Employer, if such termination date occurs on or after such Participant’s attainment of age sixty-five (65).

2.13 Participant

     “Participant” means any individual who is participating or has participated in this Plan pursuant to Article III.

2.14 Pier 1

     “Pier 1” means Pier 1 Imports, Inc., a Delaware corporation and its successors.

2.15 Retirement

     “Retirement” means separation from employment with the Employer at the Participant’s Normal Retirement Date or Early Retirement Date. Retirement shall also mean the date as of

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which a Participant separates from employment within twenty-four (24) months of a Change of Control of the Employer due to termination of the employment of a Participant without regard to Years of Credited Service unless such separation is:

(a)	By the Employer for Cause; or

(b)	Because of Total and Permanent Disability; or

(c)	Because of the Participant’s death; or

(d)	By the Participant other than:

For Good Reason; or

Upon the Participant’s voluntary separation from employment after his/her Normal Retirement Date or Early Retirement Date.

2.16 Supplemental Retirement Benefit

     “Supplemental Retirement Benefit” means the benefit determined under Article IV of this Plan.

2.17 Target Amount

     “Target Amount” means sixty percent (60%) of Highest Average Compensation multiplied by a fraction, the numerator of which is the Participant’s actual Years of Credited Service, not to exceed twenty (20), and the denominator of which is twenty (20).

2.18 Termination

     “Termination” means separation from employment with the Employer for any reason other than Retirement, death or Total and Permanent Disability.

2.19 Total and Permanent Disability

     “Total and Permanent Disability” means a physical or mental condition which has resulted in the Participant being eligible for benefits under the Employer’s group long-term disability income plan.

2.20 Years of Credited Service

     “Years of Credited Service” means the years of credited vesting service with the Employer, determined in accordance with the provisions of The Employees Retirement Plan of the Employer, or any successor tax-qualified retirement plan.

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2.21 Years of Plan Participation

     “Years of Plan Participation” means the total number of full years in which a Participant has participated in the Plan.

ARTICLE III — PARTICIPATION AND VESTING

3.1 Participation

     Participation in this Plan shall be limited to those employees of the Employer nominated by the Chief Executive Officer of Pier 1 and approved by the Committee and by the Board, and who elect to participate in this Plan by executing a Participation Agreement in the form designated by the Committee.

3.2 Supplemental Retirement Benefit Vesting

          (a) Vesting Percentage. Each Participant shall become vested in a Supplemental Retirement Benefit based upon Years of Plan Participation under the following schedule:

Years of Plan	Vesting
Participation	Percentage

Less than 1	0%
1 but less than 2	10
2 but less than 3	20
3 but less than 4	30
4 but less than 5	40
5 but less than 6	50
6 but less than 7	60
7 but lass than 8	70
8 but less than 9	80
9 but less than 10	90
l0 or more	100

          (b) Conditions for Immediate Vesting. Regardless of a Participant’s actual Years of Plan Participation, a Participant shall be one hundred percent (100%) vested in a Supplemental Retirement Benefit upon Retirement, Retirement based on a Change of Control of the Employer, termination of employment due to Total and Permanent Disability, or death.

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ARTICLE IV — SUPPLEMENTAL RETIREMENT BENEFITS

4.1 Benefit

     Upon separation from employment, a Participant shall receive a Supplemental Retirement Benefit from this Plan which, along with the Participant’s benefits from primary Social Security, shall equal approximately sixty percent (60%) of the Participant’s Highest Average Compensation. The computation of said Supplemental Retirement Benefit shall be made in accordance with the provisions of Articles IV and V, as applicable, but in no event shall the amount of the Supplemental Retirement Benefit paid annually to any Participant exceed five hundred thousand dollars ($500,000). Notwithstanding the above, a Participant who is terminated for Cause shall forfeit any right to receive benefits under the Plan.

4.2 Normal Retirement Benefit

     If a Participant retires at a Normal Retirement Date, Employer shall pay to the Participant a monthly Supplemental Retirement Benefit from this Plan equal to one-twelfth (1/12th) of the following annual amounts:

          (a) The Target Amount; less

          (b) The Participant’s primary Social Security benefit payable at Retirement.

4.3 Early Retirement Benefit

     If a Participant retires at an Early Retirement Date but before his Normal Retirement Date, Employer shall pay to the Participant the monthly Supplemental Retirement Benefit calculated under Section 4.2 above except:

          (a) The Target Amount shall be reduced by five-twelfths percent (5/12%) for each full calendar month by which the Participant’s Early Retirement Date precedes the Participant’s attainment of age sixty-five (65); and

          (b) The offset required by Subsection 4.2(b) shall be determined using the Social Security Act in effect at Early Retirement Date and assuming zero (0) future earnings from the Participant’s Early Retirement Date to the Participant’s attainment of age sixty-five (65).

4.4 Change of Control Benefit

     If a Participant retires as a result of a Change of Control of the Employer, Employer shall pay to the Participant the monthly Supplemental Retirement Benefit calculated under Section 4.2 above except the offset required by Subsection 4.2(b) shall be determined using the Social Security Act in effect at the date of Retirement due to a Change of Control and assuming zero (0) future earnings from the Participant’s Retirement date to the Participant’s attainment of age sixty-five (65).

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4.5 Disability Retirement Benefit

     If a Participant separates from employment with Employer due to Total and Permanent Disability, Employer shall pay to the Participant the monthly Supplemental Retirement Benefit calculated under Section 4.2 or 4.3, as applicable, except that Years of Credited Service shall continue to accrue from the separation date to the Normal Retirement Date, or Early Retirement Date, as the case may be.

4.6 Termination Benefit

     If a Participant terminates employment with Employer prior to Retirement, death or Total and Permanent Disability, Employer shall pay to the Participant the monthly Supplemental Retirement Benefit calculated under Section 4.2 above except:

          (a) The offset required by Subsection 4.2(b) shall be determined using the Social Security Act in effect at Termination and assuming level earnings to the Participant’s attainment of age sixty-five (65); and

          (b) The benefit shall be multiplied by the vesting percentage provided in Section 3.2 above.

4.7 Form of Benefit Payment

     The Supplemental Retirement Benefit determined under Article IV shall be paid in the basic form provided below unless the Participant elects an alternative form in the form of payment designation. Any alternative form shall be the Actuarial Equivalent of the basic form of benefit payment. The basic and alternative forms of payments are as follows:

          (a) Basic Form of Benefit Payment. A monthly single life annuity for the Participant’s life.

          (b) Alternative Forms of Benefit Payment.

               (i) A monthly joint and survivor annuity with payment continued to the survivor at one hundred percent (100%); or

               (ii) A monthly joint and survivor annuity with payment continued to the survivor at fifty percent (50%) of the amount paid to the Participant.

     Notwithstanding the above, whenever the lump sum equivalent of the benefit is $25,000 or less, the benefit shall be paid in a lump sum.

4.8 Commencement of Payments

     Benefits payable to a Participant under Sections 4.2, 4.3, 4.4 and 4.5 shall commence as soon as practicable after the appropriate application for benefits has been made but not later than sixty (60) days after all information necessary to calculate the benefit amount has been received by Employer. Benefits payable to a Participant under Section 4.6 as a result of Termination shall

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commence on the first day of the month coincidental with or next following the date on which the Participant attains age sixty-five (65). All payments shall be made as of the first day of the month.

4.9 Withholding; Payroll Taxes

     To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant’s wages by the federal, state or local government.

4.10 Payment to Guardian

     If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and Employer from all liability with respect to such benefit.

4.11 Major Medical and Hospitalization Insurance Coverage

     If a Participant separates from employment by reason of Retirement or Total and Permanent Disability, such Participant (for himself and his dependents) shall have the right to medical benefit coverage to be provided by the Employer until the death of the Participant provided; however, that if the Participant is survived by a spouse, such spouse shall have the right to continued medical coverage for a period of thirty-six months from the Employer on the same basis as the Participant would have had if he had survived. Such coverage shall be comparable to the Employer-provided major medical and hospitalization insurance coverage, if any, made available generally to the Employer’s active employees and their dependents. Such coverage will only be provided if the Participant pays, or reimburses the Employer for, a portion of the premium for such major medical coverage equal to the amount such Participant would have been required to pay or reimburse the Employer had he been covered as an active employee of the Employer. Premium payments or reimbursements required to be paid by a Participant pursuant to this Section 4.11 shall be made by the Participant at such times and in such form as the Employer shall establish pursuant to reasonable payment methods.

     If a Participant separates from employment for any reason other than Retirement or Total and Permanent Disability, such Participant (for the Participant and the Participant’s dependents) shall have the right to participate, during the fifteen (15) years immediately after the date such Participant attains age sixty-five (65), in the Employer-provided major medical coverage, if any, made available generally to the Employer’s active employees and their dependents; provided, however, that such Participant pays, or reimburses the Employer for, the total premium (i.e., Employer and employee portions) for such major medical coverage at such times as the Employer’s active employees pay their respective contributions for such major medical coverage.

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ARTICLE V — SURVIVOR BENEFITS

5.1 Death Prior to Commencement of Benefits

          (a) Death at or After Age 55. If a Participant dies after becoming eligible for Retirement at an Early Retirement Date but prior to Retirement, Employer shall pay a survivor benefit to the Participant’s Beneficiary equal to the Retirement benefit that would have been provided had the Participant retired on the day before the Participant’s death with a fifty percent (50%) joint and survivor annuity form.

          (b) Death Prior to Age 55. If a Participant dies prior to the Early Retirement Date, Employer shall pay a survivor benefit to the Participant’s Beneficiary equal to the Termination benefit that would have been provided had the Participant elected a fifty percent (50%) joint and survivor annuity form.

          (c) Time of Payment. Any benefits payable to a Beneficiary under this section shall commence as soon as practicable after the appropriate application for benefits has been made but not later than sixty (60) days after all information necessary to calculate the benefit amount has been received by Employer. All payments shall be made as of the first day of the month.

5.2 Death After Commencement of Benefits

     If a Participant dies after benefit payments have commenced under Article IV, a survivor benefit shall be paid to the Participant’s Beneficiary only if, and to the extent, provided for by the form of payment under which the Participant was receiving a Supplemental Retirement Benefit, pursuant to Section 4.7.

5.3 Suicide; Misrepresentation

     No benefit shall be paid to a surviving spouse if the Participant’s death occurs as a result of suicide during the twelve (12) calendar months beginning with the calendar month following commencement of participation in this Plan. The Committee may deny payment if death occurs within twelve (12) months beginning with the calendar month following commencement of participation in this Plan if the Participant has made a material misrepresentation in any form or document provided by the Participant to or for the benefit of Employer.

5.4 Effect of Payment

     Payment to the surviving spouse shall completely discharge Employer’s obligations under this Plan.

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ARTICLE VI — BENEFICIARY DESIGNATION

6.1 Death of Beneficiary

     Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary and contingent) to whom payment under this Plan shall be paid in the event of death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. If a Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

6.2 Amendments

     Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

6.3 No Beneficiary Designation

     If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant predeceases the Participant, the Committee, in its discretion, shall direct the Employer to distribute such Participant’s benefits (or the balance thereof) as follows:

          (a) To the Participant’s surviving spouse, if any; or

          (b) If the Participant shall have no surviving spouse, then to the Participants children in equal shares, by right of representation; or

          (c) If the Participant shall have no surviving spouse or children, then to the Participants estate.

6.4 Effect of Payment

     Payment to the Beneficiary shall completely discharge Employer’s obligations under this Plan.

6.5 Death of Beneficiary

     Following commencement of payment of Plan benefits, if the Beneficiary designated by a deceased Participant dies before receiving complete distribution of the benefits, the Committee shall direct the Employer to distribute the balance of such benefits:

          (a) As designated by the Beneficiary in accordance with the provisions in Section 6.1 above; or

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          (b) If the Beneficiary shall not have made such designation, then to the Beneficiary’s estate.

ARTICLE VII — ADMINISTRATION

7.1 Committee; Duties

     This Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan.

7.2 Agents

     The Committee may appoint an individual to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3 Binding Effect of Decisions

     The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee

     The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee.

ARTICLE VIII — CLAIMS PROCEDURE

8.1 Claim

     Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

8.2 Denial of Claim

     If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Committee and shall state:

     (a) The reason for denial, with specific reference to the Plan provisions on which the denial is based.

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     (b) A description of any additional material or information required and an explanation of why it is necessary.

     (c) An explanation of the Plan’s claims review procedure.

8.3 Review of Claim

     Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4 Final Decision

     The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time shall be one hundred twenty (120) days after the Committee’s receipt of a request for review. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX — TERMINATION, SUSPENSION OR AMENDMENT

9.1 Amendment or Termination

     The Board may, in its sole discretion, amend or terminate this Plan at any time, in whole or in part; provided, however, that no such amendment or termination shall adversely affect the benefits of Participants which have vested in accordance with Section 3.2 above prior to such action, the benefits of any Participant who has previously retired, or the benefits of any Beneficiary of a Participant who has died; provided further, however, that the amendment or termination of this Plan shall not alter in any manner the timing or form of benefit payments under this Plan.

9.2 Successor Employer

     The provisions of this Plan shall be binding upon and inure to the benefit of any successor or assign of the Employer. If a successor Employer amends or terminates this Plan, no such amendment or termination shall adversely affect the benefits of Participants which have vested in accordance with Section 3.2 above prior to such action, the benefits of any Participant who has previously retired, or the benefits of any Beneficiary of a Participant who has previously died.

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ARTICLE X — MISCELLANEOUS

10.1 Unsecured General Creditor

     Benefits to be provided under this Plan are unfunded obligations of the Employer. Participants and their Beneficiaries, heirs, successors, and assigns shall have no secured interest or claim in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer (“Policies”). Except as provided in Section 10.2, such Policies or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or be considered in any way as collateral security for the fulfilling of the obligations of Employer under this Plan.

10.2 Trust Fund

     Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Employer may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all Employer’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Employer.

10.3 Nonassignability

     Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.4 Not a Contract of Employment

     The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge him at any time.

10.5 Participant’s Cooperation

     A Participant will cooperate with Employer by furnishing any and all information requested by Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations and such other action as may be requested by Employer.

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10.6 Captions

     The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.7 Governing Law

     The provisions of this Plan shall be construed and interpreted according to the laws of the State of Delaware.

10.8 Validity

     In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9 Successors

     The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

10.10 Notice

     Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the President of the Employer, or the Employer’s Statutory Agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

PIER 1 IMPORTS, INC.

By:

E. Mitchell Weatherly
Executive Vice President – Human Resources

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